Exhibit 99.1

Hanover Direct, Inc. Reports Withdrawal of Chelsey Going Private Proposal

WEEHAWKEN, N.J., May 26 /PRNewswire-FirstCall/ -- Hanover Direct, Inc. (PINK SHEETS: HNVD.PK) announced today it had been advised on May 25, 2006 that discussions between Chelsey Direct LLC and the Special Committee of Independent Directors concerning Chelsey's proposal to take the Company private at $1.25 per share had been terminated and as a result, the offer had been withdrawn.

In a communication to the Company, Chelsey stated: “Due to the worsening operations of the Company resulting from the matters as recently reported in the Company’s report for the first fiscal quarter, Chelsey has withdrawn its offer.”

Previously the Company reported that it had received a nonbinding proposal from Chelsey, the Company’s largest shareholder, to take the Company private. The Special Committee was appointed to assess the proposed going private transaction.

About Hanover Direct, Inc.

Hanover Direct, Inc. provides quality, branded merchandise through a portfolio of catalogs and e-commerce platforms to consumers. The Company's portfolio of home fashion and apparel catalogs and Internet websites include Domestications, The Company Store, Company Kids, Silhouettes, International Male and Undergear. The Company also manufactures Scandia Down branded comforters that sell through specialty retailers and provides product fulfillment, telemarketing, information technology and e-commerce services to third party direct marketing businesses. Information on Hanover Direct, Inc. can be accessed on the Internet at http://www.hanoverdirect.com.

Source: Hanover Direct, Inc.

Contact: John W. Swatek, S.V.P., Chief Financial Officer & Treasurer of Hanover Direct, Inc., +1-201-272-3389